CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated March 10, 2009 on the annual financial statements and financial highlights of Pennsylvania Avenue Event-Driven Fund, a Series of The Pennsylvania Avenue Funds which is included in Parts A and B in Post Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 8 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

March 10, 2009